                                                                     EXHIBIT 5.2


                                                                  (202) 274-2000
________, 1996

Board of Directors
Fidelity Federal Savings Bank of Florida
218 Datura Street
West Palm Beach, Florida  33401

     Re: Federal Income Tax Opinion Relating to the Exchange of the Common Stock of Fidelity Federal Savings Bank of Florida, for All the Common Stock of a Newly Created Savings and Loan Holding Company under Internal Revenue Code Sections 368(a)(1)(A) and 368(a)(2)(E)/1/
          ---------------------------------------------------------------

Gentlemen:

     We are rendering this opinion to you in our capacity as special counsel to Fidelity Federal Savings Bank of Florida (the "Bank") in connection with its proposed reorganization into a two-tier holding company structure (the "Reorganization") by creating Fidelity Bankshares, Inc., a Delaware corporation (the "Holding Company") which will be the stock holding company of the Bank and will be the majority owned subsidiary of Fidelity Bankshares, M.H.C. (the "Mutual Holding Company").

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including, but not limited to the Agreement and Plan of Reorganization adopted by the Bank's Boards of Directors on April 25, 1996 (the "Plan of Reorganization"); the Application H-(e)1 ("Application") together with exhibits filed by the Holding Company with the Office of Thrift Supervision ("OTS") on April 30, 1996, in connection with the Reorganization; the charter and Bylaws of the Mutual Holding Company; the Charter and Bylaws of the Bank; the Certificate of Incorporation and Bylaws of the Holding Company; the Affidavit of Representations dated ______________, 1996, provided to us by the Bank in connection with this opinion (the "Affidavit"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

_______________________

/1/ All Section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

Board of Directors
Fidelity Federal Savings Bank of Florida
___________, 1996
Page 2

                                  BACKGROUND

          The Bank is a Federally chartered stock savings bank with savings deposits insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank was chartered originally as a federal mutual savings and loan association in 1952, and in 1983, amended its charter to become a federally chartered mutual savings bank. The authorized capital stock of the Bank consists of 20,000,000 shares of common stock ("Bank Common Stock") with a par value of $1.00 per share, and 10,000,000 shares of serial preferred stock. On January 7, 1994, the Bank reorganized from a mutual savings bank to become the majority-owned stock subsidiary of the Mutual Holding Company. As of March 31, 1996, the Bank had approximately 6,720,821 shares of Bank Common Stock issued and outstanding of which 4,007,852 shares are held by the Mutual Holding Company. At such date, the Bank had no serial preferred stock issued and outstanding. The Bank Common Stock is listed on the Nasdaq National Market under the symbol "FFFL". As of March 31, 1996, the Bank had total assets of approximately $791.9 million, total deposits of $611.3 million and stockholders' equity of approximately $81.1 million.

          The Bank Common Stock possesses voting rights, dividend rights, and the residual equity of the Bank in the event of liquidation. Savings depositors receive a fixed rate of return; in the event of liquidation they are only entitled to receive the face amount of their accounts plus accrued interest. The savings accounts do not possess voting rights. The Bank employs either the experience or the percentage of income method of providing for bad debt deductions as computed under Section 593.

          The business of the Bank consists primarily of attracting savings deposits from the general public in the Bank's market area and originating mortgage loans for the purpose of constructing, financing, or refinancing one-to-four family dwellings and other improved residential and commercial properties located in the State of Florida.


                              PROPOSED TRANSACTION

          The Board of Directors of the Bank adopted the Plan of Reorganization on April 25, 1996, pursuant to which the Bank will reorganize to form a two-tier holding company structure with the Bank becoming the wholly-owned subsidiary of the Holding Company, which will be a majority owned subsidiary of the Mutual Holding Company. Under the terms of the proposed reorganization, each outstanding share of Bank Common Stock, par value $1.00 per share, will be converted into one share of common stock of the Holding Company, par value $.10 per share ("Common Stock"), and the holders of Bank Common Stock will become the holders of all of the outstanding Common Stock of the Holding Company (the "Reorganization"). The Holding Company was incorporated in April 1996, solely for the purpose of becoming a savings and loan

Board of Directors
Fidelity Federal Savings Bank of Florida
___________, 1996
Page 3


holding company and has no prior operating history. Following the Reorganization, the Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

REASONS FOR THE HOLDING COMPANY REORGANIZATION
----------------------------------------------

          The Board of Directors of the Bank believes that a stock holding company structure will provide the Bank with greater operating flexibility than is currently available under the existing mutual holding company structure. Federal regulations applicable to savings associations limit both the types of businesses in which Fidelity may engage and the amount which may be invested by Fidelity in subsidiaries. Establishing the Holding Company will provide greater flexibility in structuring and completing the acquisition of other financial institutions as well as the acquisition and formation of companies engaged in lines of business which complement the Bank's business. Currently, if the Mutual Holding Company wishes to acquire another financial institution and hold it as a separate entity from the Bank, it would be difficult to do so in a way that benefits minority stockholders and the Mutual Holding Company in proportion to their respective ownership interests. In addition, the Reorganization will enable the Holding Company to repurchase its outstanding Common Stock as market conditions permit with causing a recapture into income of all or a portion of the Bank's existing tax bad debt reserves.

          The Reorganization will be structured as follows:

               (i) The Bank will organize the Stock Holding Company which will issue to the Bank 1,000 shares of Common Stock, consisting of all the issued and outstanding stock of the Holding Company for $100.00 per share. The Holding Company will thereby become a wholly-owned subsidiary of the Bank. The Holding Company will form Interim Savings Bank, F.S.B. ("Interim"), an interim federal savings bank, as a wholly-owned subsidiary of the Holding Company solely to facilitate the Reorganization.

               (ii) Pursuant to the Plan of Reorganization and in accordance with applicable federal law, Interim will be merged with and into the Bank, with the Bank as the surviving entity. As a result, the Bank will acquire all of the assets and assume all of the liabilities of Interim. Upon completion of the merger, the separate corporate existence of Interim will cease.
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Board of Directors
Fidelity Federal Savings Bank of Florida
___________, 1996
Page 4


               (iii) As part of the merger, each share of the Bank Common Stock held immediately prior to the effective date of the merger by stockholders of the Bank shall automatically be converted by operation of law into one share of Common Stock of the Holding Company.

               (iv) Upon the effective date of the merger, all of the previously issued and outstanding shares of common stock of Holding Company owned by the Bank will be cancelled. All of the issued and outstanding shares of common stock of Interim will automatically be converted by operation of law into an equal number of issued and outstanding shares of Bank Common Stock, which will be all of the issued and outstanding stock of the Bank.

               (v) All unexercised stock options to acquire the Bank Common Stock existing prior to the merger shall upon the consummation of the merger be and become stock options to acquire shares of Common Stock of Holding Company. Further, the stock option plan of the Bank shall become the stock option plan of the Holding Company. Lastly, any stock option agreement of the Bank shall become the stock option agreement of the Holding Company.

               (vi) As a result of the proposed transaction, all stockholders of the Bank will become the stockholders of Holding Company, and the Bank will become a wholly-owned subsidiary of Holding Company.

               (vii) After the Reorganization is consummated, the Bank and Interim will constitute a single corporation and the separate existence of Interim will cease by operation of law. All assets and liabilities of Interim will be transferred to and assumed by the Bank as of the date of the Reorganization. The Bank will continue to operate as a savings bank and retain its present name and Federal charter. Directors of the Bank will continue as Directors of the Bank after the Reorganization is consummated.

          Consummation of the Reorganization requires that the Plan of Reorganization receive the approval of at least a majority of the issued and outstanding shares of Bank Common Stock and the approval of the OTS upon appropriate application for approval.

Board of Directors
Fidelity Federal Savings Bank of Florida
___________, 1996
Page 5


                                 REPRESENTATIONS

          The following statements and representations have been made by management of the Bank regarding the treatment of the Reorganization as a merger under Sections 368(a)(1)(A) and 368(a)(2)(E):

          (a) The fair market value of Holding Company Common Stock to be received by each Bank shareholder will be approximately equal to the fair market value of the Bank Common Stock surrendered in the exchange.

          (b) The management of the Bank has no knowledge of any plan or intention on the part of its shareholders who own 5% or more of Bank Common Stock, and to the best of the knowledge of management of the Bank, there is no plan or intention on the part of the remaining shareholders of the Bank to sell, exchange, or otherwise dispose of a number of shares of Holding Company Stock received in the Reorganization that would reduce the Bank shareholders' ownership of Holding Company Common Stock to a number of shares having a value, as of the date of the Reorganization, of less than 50% of the value of all of the formerly outstanding Bank Common Stock as of the same date. For purposes of this representation, shares of Bank Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Holding Company Common Stock will be treated as outstanding Bank Common Stock on the date of the transaction. Moreover, shares of Bank Common Stock and shares of Holding Company Common Stock held by Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction as part of the Agreement will be considered in making this representation.

          (c) Following the Reorganization, the Bank will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of Interim's net assets and at least 70 percent of the fair market value of Interim's gross assets held immediately prior to the Reorganization. For purposes of this representation, amounts paid by the Bank or Interim to shareholders who receive cash or other property, amounts used by the Bank or Interim to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Bank will be included as assets of the Bank or Interim, respectively, immediately prior to the Reorganization.

          (d) Prior to the transaction, Holding Company will be in control of Interim within the meaning of Section 368(c).
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Board of Directors
Fidelity Federal Savings Bank of Florida
___________, 1996
Page 6


          (e) As of the date of the execution of the Agreement, the Bank has no plan or intention to issue additional shares of its stock that would result in Holding Company losing control of the Bank within the meaning of Section 368(c) .

          (f) As of the date of the Agreement, Holding Company has no plan or intention to reacquire any of its stock issued in the transaction.

          (g) Holding Company has no plan or intention to liquidate the Bank; to merge the Bank with or into another corporation; to sell or otherwise dispose of the stock of the Bank except for transfers of stock to corporations controlled by Holding Company; or to cause the Bank to sell or otherwise dispose of any of its assets or of any of the assets acquired from Interim, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Bank.

          (h) The liabilities of Interim, if any, assumed by the Bank and the liabilities to which the transferred assets of Interim are subject were incurred by Interim in the ordinary course of its business.

          (i) Following the transaction, the Bank will continue its historic business or use a significant portion of its historic business assets in a business.

          (j) Holding Company, Interim, the Bank, and the shareholders of the Bank will pay their respective expenses, if any, incurred in connection with the Reorganization. The Bank will pay or assume only those expenses of Interim, if any, that are solely and directly related to the transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

          (k) There is no intercorporate indebtedness existing between Holding Company and the Bank or between Interim and the Bank that was issued, acquired, or will be settled at a discount.

          (l) In the Reorganization, shares of Bank stock representing control of the Bank, as defined in Section 368(c), will be exchanged solely for voting stock of Holding Company. For purposes of this representation, shares of Bank stock exchanged for cash or other property originating with Holding Company will be treated as outstanding Bank Common Stock on the date of the Reorganization.

          (m) At the time of the Reorganization, the Bank will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to
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Board of Directors
Fidelity Federal Savings Bank of Florida
___________, 1996
Page 7


               which any person could acquire stock in the Bank that, if exercised or converted, would affect Holding Company's acquisition or retention of control of the Bank, as defined in
               Section 368(c).

          (n) Holding Company does not own, nor has it owned during the past five years, any shares of the stock of the Bank, nor will Holding Company acquire any such stock prior to the proposed transaction.

          (o) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

          (p) On the date of the Reorganization, the fair market value of the assets of the Bank on a going concern basis will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          (q) The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

          (r) None of the compensation received by any of the shareholder-employees of the Bank will be separate consideration for, or allocable to, any of their shares of Bank Common Stock; none of the shares of Holding Company Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.


                                    OPINION

          Based solely upon the terms of the proposed transaction described herein and the representations set forth, it is our opinion that the following federal income tax consequences will result from the Reorganization.

          (1) Provided that the merger of Interim with and into the Bank qualifies as a statutory merger under applicable law, and after the Reorganization the Bank will hold substantially all of the assets of Interim, and in the Reorganization, Bank shareholders exchange solely for voting Holding Company Common Stock an amount of Bank Common Stock constituting "control" of the Bank within the meaning of Section 368(c), the Reorganization will constitute a reorganization
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Board of Directors
Fidelity Federal Savings Bank of Florida
___________, 1996
Page 8


               within the meaning of Section 368(a)(1)(A)./2/ The Reorganization will not be disqualified by reason of the fact that Common Stock of Holding Company is used in the transaction (Section 368(a)(2)(E)). The Bank, Holding Company and Interim will each be a party to the Reorganization within the meaning of
               Section 368(b).

          (2) Interim will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for Bank Common Stock and the assumption by the Bank of the liabilities, if any, of Interim (Sections 361(a) and 357(a)).

          (3) The Bank will not recognize any gain or loss on the receipt of the assets of Interim in exchange for Bank Common Stock (Section 1032(a)).

          (4) The Bank's basis in the assets received from Interim in the exchange will, in each case, be the same as the basis of such assets in the hands of Interim immediately prior to the Reorganization (Section 362(b)).

          (5) Holding Company will not recognize any gain or loss upon its receipt of Bank Common Stock solely in exchange for Interim stock (Section 354(a)).

          (6) The Bank's holding period for the assets received from Interim in the exchange will, in each instance, include the period during which such assets were held by Interim (Section 1223(2)).

          (7) Bank shareholders will not recognize any gain or loss upon their exchange of Bank Common Stock solely for shares of Holding Company Common Stock (Section 354(a)).

          (8) A Bank shareholder's basis in his or her Holding Company Common Stock received in the exchange will be the same as the basis of the Bank Common Stock surrendered in the exchange therefor (Section 358(a)).

          (9) A Bank shareholder's holding period in his or her Holding Company Common Stock received in the exchange will include the period during which the Bank Common Stock surrendered was held, provided that the Bank Common Stock

___________________

/2/ For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of the Bank and Interim.

Board of Directors
Fidelity Federal Savings Bank of Florida
___________, 1996
Page 9


               surrendered is a capital asset in the hands of the Bank shareholder on the date of the exchange (Section 1223(1)).

          (10) Bank shareholders will not recognize any gain or loss as a result of the conversion of their Bank stock options into options to purchase stock of the Holding Company (Treasury Regulation
               Section 1.83-8(b)(6)).


                               SCOPE OF OPINION

          Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.


                                    CONSENT

          We hereby consent to the filing of this opinion as an exhibit to the Application H-(e)1 filed on behalf of the Bank with the Office of Thrift Supervision, and to the references to us under the heading "Proposal I -Proposed Formation of Stock Holding Company - Tax Consequences" in the Proxy Statement constituting a part of such Application.

Board of Directors
Fidelity Federal Savings Bank of Florida
___________, 1996
Page 10

                                USE OF OPINION

          This opinion is rendered solely for the benefit of Fidelity Federal Savings Bank of Florida, in connection with the proposed transaction and is not to be relied upon or used for any other purpose without our prior written consent.

                                     Very truly yours,



                                     LUSE LEHMAN GORMAN POMERENK & SCHICK
                                     A Professional Corporation



                                     By:   _____________________________________
                                           Beverly J. White